Exhibit 99.5

RADIANCY INC.

Consolidated Financial Statements

As of December 31, 2010 and December 31, 2009

and for each of the three years ended

December 31, 2010

RADIANCY INC.

Consolidated Financial Statements

As of December 31, 2010

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	2

Consolidated Financial Statements
Balance Sheets	3
Statements of Income	4
Statements of Stockholders’ Equity	5
Statements of Cash Flows	6
Notes to the Financial Statements	7 – 35

Report of Independent Registered Public Accounting Firm Board of Directors and Stockholders of RADIANCY INC.	Fahn Kanne & Co. Head Office Levinstein Tower 23 Menachem Begin Road Tel-Aviv 66184, ISRAEL P.O.B. 36172, 61361 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

We have audited the accompanying consolidated balance sheets of Radiancy Inc. and subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radiancy Inc. and subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13, the consolidated financial statements as of December 31, 2010 and 2009 and for the two years then ended have been restated to correct certain misstatements.

FAHN KANNE & CO.

Certified Public Accountants (Isr.)

Tel-Aviv, December 16, 2011

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd

RADIANCY INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	In thousands of US dollars (except share and per share amounts)
	(Restated)	(Restated)

A S S E T S

Current Assets

Cash and cash equivalents	7,581	10,449
Deposits	14,500	—
Accounts receivable ( net of allowance for doubtful accounts)	6,980	2,194
Other current assets (Note 3)	3,987	3,097
Inventories (Note 4)	11,113	4,733

Total current assets	44,161	20,473

Funds in Respect of Employee Rights Upon Retirement	437	395

Deferred Income Taxes (Note 10)	—	1,961

Property and Equipment, net (Note 5)	759	954

Intangible Asset, net (Note 6)	1,030	1,050

Total assets	46,387	24,833

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities

Loan payable – stockholders	—	1,924
Accounts payable	5,192	1,200
Other current liabilities (Note 7)	11,255	4,400
Deferred revenues	203	—

Total current liabilities	16,650	7,524

Long-term liabilities

Deferred revenues	394	—
Liability for employee rights upon retirement	443	402

	837	402

Total liabilities	17,487	7,926

Commitments and Contingent Liabilities (Note 8)

Stockholders’ Equity (Note 9)

Convertible preferred stock: US$0.005 par value, authorized 2,011,249 shares, issued and outstanding 1,748,920 shares as of December 31, 2010 and 2009 (liquidation preference of convertible preferred stock in an amount of US$ 4,348 thousand)	9	9
Common stock, US$0.005 par value, authorized 15,084,370 shares, issued and outstanding 8,507,444 shares as of December 31, 2010 and 2009	42	42
Additional paid-in capital	15,616	15,224
Treasury stock, 275,654 as of December 31, 2010 and 2009	(274)	(274)
Retained earnings	13,507	1,906

Total stockholders’ equity	28,900	16,907

Total liabilities and stockholders’ equity	46,387	24,833

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)

Revenues	70,071	16,037	21,537

Cost of revenues	16,465	6,181	8,231

Gross profit	53,606	9,856	13,306

Research and development expenses	839	711	1,289

Selling and marketing expenses	28,950	4,499	6,380

General and administrative expenses	5,646	3,069	2,421

Operating income	18,171	1,577	3,216

Financing income (expenses), net	(283)	65	(526)

Income before income tax	17,888	1,642	2,690

Income tax (expense) benefit (Note 10)	(6,287)	3,643	(550)

Net income	11,601	5,285	2,140

Basic and diluted earnings per share attributable to Company’s common stockholders (Note 11)

Basic	1.13	0.51	0.20

Diluted	0.99	0.45	0.18

Basic and diluted weighted average number of common shares outstanding
Basic	8,507,444	8,582,976	8,717,734

Diluted	9,975,649	9,972,988	10,417,074

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred stock		Common stock		Loans granted to purchase shares of the	Additional paid-in capital	Treasury stock	Retained earnings (deficiency)	Stockholders’ equity
	Number	Amount	Number	Amount	Company
	In thousands of US dollars (except share amounts)

Balance at January 1, 2008	1,748,920	9	8,717,734	43	(125)	13,933	—	(3,019)	10,841

Changes during 2008

Stock based compensation to employees	—	—	—	—	—	248	—	—	248
Exercise of options	—	—	65,366	—	—	—	—	—	—
Repayment of loan granted to purchase shares of the Company	—	—	—	—	46	—	—	—	46
Purchase of Company shares	—	—	(200,123)	(1)	—	—	(199)	—	(200)
Net income	—	—	—	—	—	—	—	2,140	2,140

Balance at December 31, 2008	1,748,920	9	8,582,977	42	(79)	14,181	(199)	(879)	13,075

Changes during 2009

Cumulative effect of adjustment from the adoption of the accounting for uncertainty in income taxes (restated)	—	—	—	—	—	—	—	(2,500)	(2,500)
Stock based compensation to employees	—	—	—	—	—	1,043	—	—	1,043
Repayment of loan granted to purchase shares of the Company	—	—	—	—	79	—	—	—	79
Purchase of Company shares	—	—	(75,533)	—	—	—	(75)	—	(75)
Net income (restated)	—	—	—	—	—	—	—	5,285	5,285

Balance at December 31, 2009	1,748,920	9	8,507,444	42	—	15,224	(274)	1,906	16,907

Changes during 2010

Stock based compensation to employees	—	—	—	—	—	392	—	—	392
Net income (restated)	—	—	—	—	—	—	—	11,601	11,601

Balance at December 31, 2010	1,748,920	9	8,507,444	42	—	15,616	(274)	13,507	28,900

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)

Cash flows from operating activities:

Net income for the year	11,601	5,285	2,140

Adjustments to reconcile net income to net cash from operating activities:

Stock-based compensation	392	1,043	248
Depreciation and amortization	388	493	592
Allowance for doubtful debts	(1,497)	—	(187)
Allowance for sales returns	3,003	(339)	488
Accrued interest on long-term loan	96	92	87
Deferred income taxes	2,018	(3,897)	2

Changes in operating assets and liabilities:

Accounts receivable	(3,289)	116	1,208
Inventories	(6,380)	244	(196)
Other current assets	(947)	(588)	309
Other long-term assets	—	8	3
Accounts payable	3,992	(107)	514
Other current liabilities	3,852	(1,070)	675
Deferred revenues	597	—	—
Liability for employee rights upon retirement	41	(62)	(26)

Net cash provided by operating activities	13,867	1,218	5,857

Cash flows from investment activities:

Deposits	(14,500)	—	—
Capital expenditures	(93)	(112)	(210)
Amounts carried to patents	(80)	(136)	(184)
Decrease (increase) in funds in respect of employee rights upon retirement, net of withdrawals	(42)	32	14

Net cash used in investment activities	(14,715)	(216)	(380)

Cash flows from financing activities:

Repayment of loans granted to purchase shares of the Company	—	79	45
Purchase of Company shares	—	(75)	(199)
Repayment of stockholders’ loan	(2,020)	—	—

Net cash provided by (used in) financing activities	(2,020)	4	(154)

Net increase (decrease) in cash and cash equivalents	(2,868)	1,006	5,323

Balance of cash and cash equivalents at beginning of year	10,449	9,443	4,120

Balance of cash and cash equivalents at end of year	7,581	10,449	9,443

Supplemental disclosures of cash flow information:

Cash paid during the year for:
Income taxes:
Payment	1,793	997	154

Refund	—	(133)	(132)

Interest:
Payment	—	—	658

Receipt	(91)	(39)	(121)

The accompanying Notes are an integral part of the financial statements.

RADIANCY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - GENERAL

A.	Organization and nature of business

Radiancy Inc. (hereinafter – the “Company” or “Radiancy”) was incorporated as a Delaware Corporation in October 1998. The Company operates in New York and in Israel through its wholly-owned subsidiary, Radiancy (Israel) Ltd. (collectively: the “Group”). The Group designs, develops, manufactures and sells medical and aesthetic light and heat-based products for skin care, and personal care systems.

In the past few years, the Company succeeded in taking professional technologies geared towards physicians and med-spas to the home use market utilizing a variety of channels including Direct Response, retail outlets and home shopping networks. During 2010, the main increase in revenues was in the consumer segment for the home use market (see Note 12).

B.	As described in Note 14B, on December 13, 2011, the Company was merged with PHMD Merger Sub, Inc., a wholly owned subsidiary of PhotoMedex, Inc. in a transaction that is considered for accounting purposes as “Reverse Acquisition” in accordance with ASC Topic 805 - 40, Business Combinations - Reverse Acquisitions. As a result, unless otherwise noted, all share and per share amounts for all periods presented have been retroactively adjusted to give effect to the exchange ratio 2.011 according to which the former shareholders of the Company (common and preferred) were entitled to receive 15,084,370 shares of PhotoMedex, Inc. in exchange for their respective shares of the Company. In addition, all stock options amounts were remained as originally issued but were presumed as exercisable to an adjusted number of common stock, after the effect of the exchange ratio that was established in the Merger.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Accounting principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

B.	Use of estimates in the preparation of consolidated financial statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

As applicable to these consolidated financial statements, the most significant estimates and assumptions relate to revenue recognition, including provision for products return, allowance for bad debts, allowance for sale return, uncertainty in tax positions and provisions for contingencies.

C.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiary (the “Group”) are conducted is the US dollar (“$” or “dollars”). Substantially all of the Group’s revenues are derived in dollars or in other currencies linked to the dollar. Purchases of most materials and components are carried out in, or linked to the dollar. Thus, the functional currency of the Company and its subsidiary is the dollar.

Balances denominated in, or linked to foreign currencies are stated on the basis of the exchange rates prevailing at the balance sheet date. For foreign currency transactions included in the statement of income, the exchange rates applicable to the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

D.	Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary.

Significant intercompany transactions and balances were eliminated upon consolidation; profits from intercompany sales, not yet realized outside of the Group, were also eliminated.

E.	Cash and cash equivalents

The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

F.	Short term deposits

Short-term deposits are deposits with maturities of more than three months but less than one year. Short-term deposits are presented at their costs including accrued interest.

G.	Allowance for doubtful accounts

The allowance for doubtful accounts is determined with respect to amounts the Group has determined to be doubtful of collection. In determining the allowance for doubtful accounts, the Group considers, among other things, its past experience with customers, factors involving the credit risk of the customers and other available information.

Changes in the allowance for doubtful debts are as follows:

	December 31
	2010	2009
	In thousands of US dollars

Balance at beginning of the year	327	327
Increase in the allowance during the year	1,509	135
Cancellation in respect of write-off of bad debts	(12)	(135)

Balance at end of year	1,824	327

H.	Inventories

Inventories are stated at the lower of cost or market. Cost is determined as follows:

1.	Raw materials (including subcontracted work component) – on a weighted average basis.

2.	Finished products – on the basis of production costs:

Raw materials, and subcontracted work component – on a weighted average basis.

Labor and overhead component – at actual costs.

I.	Property and equipment

1.	Fixed assets are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are depreciated on the straight-line method over the shorter of the estimated useful life of the property or the duration of the lease.

2.	Rates of depreciation:

Years
Computers, machinery and peripheral equipment	3 – 15
Office furniture and equipment	7 – 16
Lease improvements	10

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

J.	Intangible assets

Patents are stated at cost, net of accumulated amortization. Amortization is computed using the straight-line method over the estimated useful life of each patent, which is usually fifteen years. The patents held and used by the Company are reviewed for impairment whenever changes in circumstances indicate that the carrying value of the patents may not be recoverable. The Group has not recorded any impairment losses in the reported periods.

K.	Impairment of long-lived assets

The Group’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. The Group has not recorded any impairment losses in the reported periods.

L.	Liability for employee rights upon retirement

Israeli labor law generally requires payment of severance pay upon dismissal of an employee or upon termination of employment in certain other circumstances. The Company has recorded a severance pay liability for the amount that would be paid if all its Israeli employees were dismissed at the balance sheet date, on an undiscounted basis, in accordance with Israeli labor law. This liability is computed based upon the number of years of service multiplied by the latest monthly salary, since the employees are entitled to one month’s salary for each year of employment, or a portion thereof. The amount of accrued severance pay as above represents the Company’s severance pay liability in accordance with the labor agreement in force and based on salary components, which in the opinion of Management, create entitlement to severance pay.

The liability is partly funded by insurance policies, as the Company makes monthly deposits for such policies. The amounts funded are included among investments and other non-current assets. The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn upon the fulfillment of the obligation pursuant to Israeli severance pay laws or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits.

Severance pay expenses amounted to approximately US$162,000, US$149,000 and US$212,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

M.	Revenue recognition

Revenues from sales of products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, title has passed to the customer, the Group’s price to the customer is fixed or determinable and collectability is reasonably assured. Revenues from product sales are recorded net of provisions for estimated chargebacks, rebates, expected returns and cash discounts.

For revenue arrangements with multiple deliverables within a single contractually binding arrangements (usually sales of products with separately priced extended warranty), each element of the contract is accounted for as a separate unit of accounting when it provides the customer value on a stand-alone basis and there is objective evidence of the fair value of the related unit.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

M.	Revenue recognition (cont.)

With respect to sales arrangements under which the buyer has a right to return the related product, revenue is recognized only if all the following are met: the price is fixed or determinable at the date of sale; the buyer has paid, or is obligated to pay and the obligation is not contingent on resale of the product; the buyer’s obligation would not be changed in the event of theft or physical destruction or damage of the product; the buyer has economic substance; the Company does not have significant obligations for future performance to directly bring about resale of the product by the buyer; and the amount of future returns can be reasonably estimated.

The Company provides a provision for product returns based on the experience with historical sales returns, in accordance with ASC Topic 605-15 with respect to sales of product when right of return exists. Such allowance for sales returns is presented within the caption, “Accrued and other current liabilities” - (See also Note 7).

Deferred revenue includes amounts received with respect to extended warranty and amounts received from customers but not yet recognized as revenues. Revenues with respect to extended warranty are recognized over the duration of the warranty period.

N.	Warranty

The Group provides its customers with a standard limited product warranty for a period of one to three years subsequent to the sale of its products. The Company, depending on the product type, recognizes estimated costs associated with the limited warranty at the time of sale. See M above regarding extended warranty sale transactions.

O.	Research and development

Research and development expenses are charged to income statement as incurred.

P.	Advertising expenses

Advertising expenses are charged to income and expenses as incurred.

Advertising expenses amounted to approximately US$ 12,435,000, US$ 390,000 and US$ 133,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Q.	Shipping and handling costs

Shipping and handling fees billed to customers are reflected as revenues while the related shipping and handling costs are included in selling and marketing expense. To date, shipping and handling costs have not been material.

R.	Income taxes

1.	Deferred income taxes are determined utilizing the asset and liability method, based on the estimated future tax effects of differences between the financial accounting and the tax bases of assets and liabilities under the applicable tax law. Deferred tax balances are computed using the tax rates expected to be in effect at the time when these differences reverse. Valuation allowances in respect of the deferred tax assets are provided for if, based upon the weight of available evidence, it is more likely than not that all or a portion of the deferred income tax assets will not be realized.

2.	The Group may incur an additional tax liability in the event of an intercompany dividend distribution; no additional tax was taken into account since it is the Group’s policy not to cause a distribution of dividends which would generate an additional tax liability to the Group in the foreseeable future.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

R.	Income taxes (cont.)

3.	Upon the distribution of dividends from the tax-exempt income of an “Approved Enterprise” of an Israeli subsidiary (see also Note 10), the amount distributed will be subject to the tax rate that would have been applicable had the Israeli subsidiary not been exempted from payment thereof. The Israeli subsidiary intends on permanently reinvesting the amounts of tax-exempt income and it does not intend on causing a distribution of such income as cash dividends. Therefore, no deferred income taxes have been provided in respect of such tax-exempt income.

4.	Taxes, which would apply in the event of disposal of investments in the foreign subsidiary, have not been taken into account in computing the deferred taxes, as it is the Company’s policy to hold these investments, not to realize them.

5.	Until December 31, 2008, the Company accounted for uncertain tax positions in accordance with previous US GAAP, applicable with respect to contingencies.

Effective January 1, 2009, the Company adopted an amendment to ASC Topic 740-10, “Income Taxes” (“Accounting for Uncertainty in Income Taxes”) –which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained were to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is greater than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

The adoption of the amendment resulted in an increase in an amount of US$ 2,500,000 with respect to unrecognized tax benefit’s liability. This amount was recognized as an addition to the outstanding tax provisions that were included in the balance as of January 1, 2009 with respect to tax contingencies under the current accounting policy. As required, this amount was reported as an adjustment to the opening balance of retained earnings as of January 1, 2009 (see also Note 10 and 13).

S.	Stock-based compensation

Stock based compensation is recognized in the consolidated statement of income as an operating expense, based on the fair value of the award on the date of grant. The fair value of stock-based compensation is estimated using an option-pricing model.

The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of income.

The Company estimates the fair value of employee stock options using a Black-Scholes valuation model. The Company amortizes compensation costs using the graded vesting attribution method over the vesting period, net of estimated forfeitures.

Regarding grants of awards as subsequent to the balance sheet date, see Note 14A.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

T.	Convertible preferred stock

The Company has considered the provisions of ASC Topic 815, “Derivatives and Hedging”, and determined that the embedded conversion feature should not be separated from the host instrument because the embedded feature does not meet the definition of a derivative due to the lack of a net settlement feature and also determined that the Preferred Shares are considered indexed to the Company’s own stock. In addition, the Company has considered the provisions of ASC Topic 480, “Distinguishing Liabilities from Equity”, and determined, based on the analysis of all potential triggering events, that the preferred shares are not considered “Redeemable Preferred Stock” as this term is defined in the ASC, since such shares are not subject to mandatory redemption requirements and their redemption is not considered outside the control of the Company. Accordingly, the preferred shares were classified within permanent equity.

U.	Treasury stock

Company shares held by the Company subsidiary are presented as a reduction of equity, at their cost to the subsidiary, under the caption “Treasury Stock”.

V.	Fair value measurements

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market based measurement that is required to be determined based on the assumptions that market participants would use to determine the price of an asset or a liability.

As a basis for considering such assumptions, the fair value accounting standard establishes the following fair value hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2 - Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3 - Unobservable inputs are used when little or no market data is available. Level 3 inputs are considered as the lowest priority under the fair value hierarchy.

In determining fair value, companies are required to utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as to consider counterparty credit risk in the assessment of fair value.

Regarding the fair value measurements of financial assets and liabilities, see W below.

The Company was not required to measure the fair value of any non-financial assets throughout the reported periods.

W.	Fair value of financial instruments

The financial instruments of the Company consist of mainly non-derivative current assets and liabilities. In view of their nature, the fair value of financial instruments included in the working capital is usually identical or close to their carrying value.

The fair value of the amounts funded in insurance policies in respect of employee severance pay is usually identical or close to their carrying value.

The fair value of loans received from stockholders and loans granted to related parties is not necessarily identical or close to the carrying amount presented in the balances of the Company. As of December 31, 2010 the above loans were repaid.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

X.	Concentration of credit risks

Financial instruments which subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and short-term deposits. The carrying amounts of these instruments approximate fair value due to their short-term nature. The Company deposits cash and cash equivalents in major financial institutions in the US and in Israel. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company is of the opinion that the credit risk in respect of these balances is immaterial. In addition, the Company performs an ongoing credit evaluation and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers.

Most of the Group’s sales are made in North and South America and Asia Pacific, to a large number of customers. Management periodically evaluates the collectability of the trade receivables to determine the amounts that are doubtful of collection and determine a proper allowance for doubtful accounts. Accordingly, the Group’s trade receivables do not represent a substantial concentration of credit risk (See also Note 2G).

Y.	Loans granted to purchase shares of the Company

Loans granted to purchase shares of the Company have been presented as a reduction of stockholders’ equity.

Z.	Contingencies

The Company and its subsidiaries are involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies (commencing January 1, 2009), the Company records accruals for contingencies to the extent that the management concludes that the occurrence is probable and that the related liabilities are estimable.

Legal expenses associated with the contingency are expensed as incurred.

AA.	Reclassification

Certain comparative figures have been reclassified to conform to the current year presentation. Such reclassifications did not have any material impact on the Company’s equity, net assets or cash flows.

AB.	Earnings per share

The Company has two classes of shares: Series A Convertible preferred stock and Common stock. Series A Convertible preferred stock are entitled to participate with common stockholders in the distributions of earnings through dividends. As described in Note 9B, the Convertible preferred stockholders are entitled only to the payment of a one time dividend in the of US$ 2.49 (as adjusted – see Note 1B) per share upon declaration and payment of a dividend or any other kind of distribution (“Series A Dividend Preference Amount”). Upon payment of the abovementioned dividend to the Convertible preferred stockholders, each Common share is entitled to a one time dividend amount equal to the quotient obtained by dividing the Series A Dividend Preference Amount by the number of common stock then outstanding (“Common Stock Dividend Preference Amount”). Upon the payment of the abovementioned dividend amounts, the Convertible preferred stockholders and the Common shares stockholders are entitled to the same dividend rights to each outstanding share (Series A and Common shares) on an as-if converted basis (with respect to the Series A Convertible preferred stock).

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

AB.	Earnings per share (cont.)

Accordingly, the two-class method was applied in calculating earnings per common share (EPS). The two-class method requires net income, after deduction of any preferred stock dividends or deemed dividends, and accretions in the carrying value on preferred stock, to be allocated between each class or series of common and preferred stockholders based on their respective rights to receive dividends, whether or not declared. Basic EPS for common stock is then calculated by dividing net income allocated to each class of common stockholders by the respective weighted-average common shares issued and outstanding (net of the weighted average number of Company shares held by the Company and its subsidiaries).

Due to the above dividend rights, the entitlement of the Series A Convertible preferred stock to the Series A Dividend Preference Amount from their issuance date and in accordance with Accounting Standards Codification (ASC) requires that the amount of any dividends to preferred stock will be reduced from the net income for the period, or will increase the loss for the respective period, for purposes of the computation of the Basic EPS for common stock, and as a result, the impact of the Series A Dividend amount would have been recognized in the year that such preferred stock were issued, Therefore the Company did not include the “Series A Dividend Preference Amount” or the “Common Stock Dividend Preference Amount” in its earning per share calculations.

In computing diluted earnings per share, basic earnings per share is adjusted to reflect the potential dilution that could occur upon the exercise of options granted under employee stock option plans, using the treasury stock method.

As described in Note 14B, on December 13, 2011, the Company was merged with PHMD Merger Sub, Inc., a wholly owned subsidiary of PhotoMedex, Inc. in a transaction that is considered for accounting purposes as “Reverse Acquisition” in accordance with ASC Topic 805 - 40, Business Combinations - Reverse Acquisitions. As a result, the EPS for each period before the acquisition date presented in these financial statements were computed based on the legal acquiree’s (the Company) historical weighted-average number of shares outstanding, multiplied by the exchange ratio that was established in the Merger. Therefore, unless otherwise noted, all share and per share amounts for all periods presented have been retroactively adjusted to give effect to the exchange ratio.

AC.	Recently issued accounting pronouncements

1.	ASC Topic 605 - 25 “Revenue Recognition - Multiple-Element Arrangements”

In October 2009, the FASB issued amendments to the accounting and disclosure for revenue recognition. These amendments, effective for fiscal years beginning on or after June 15, 2010 (fiscal year 2011 for the Company), with early adoption permitted, modify the criteria for recognizing revenue in multiple element arrangements and require companies to develop a best estimate of the selling price to separate deliverables and allocate arrangement consideration using the relative selling price method. Additionally, the amendments eliminate the residual method for allocating arrangement considerations. The Company believes that the adoption will not have any material impact on its financial statements.

2.	ASC Topic 310, “Receivables”

In July 2010, the FASB issued Accounting Standards Update 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses ASU 2010-22). ASU 2010-20 provides guidance to enhance disclosures about the credit quality of a creditor’s financing receivables and the adequacy of its allowance for credit losses. The amended guidance for non public entities is effective for period-end balances beginning with the first interim or annual reporting period ending on or after December 15, 2011. Presentation of comparative disclosures is encouraged but not required. The Company is currently evaluating the impact that the adoption would have on its consolidated financial statements, if any.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

AC.	Recently issued accounting pronouncements (cont.)

3.	ASC Topic 220, “Comprehensive Income”

In June 2011, the FASB issued Accounting Standard Update No. 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income” (“ASU 2011-05”). ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of equity and requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements.

ASU 2011-05 will be effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 (fiscal 2012 for the Company) and should be applied retrospectively. The Company is currently evaluating the impact that the adoption would have on its consolidated financial statements, if any.

NOTE 3 - OTHER CURRENT ASSETS

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)

Deferred income taxes (*)	1,957	2,014
Government institutions	329	358
Prepaid expenses	769	155
Advanced to suppliers	916	540
Other	16	30

	3,987	3,097

(*)	See Note 10.

NOTE 4 - INVENTORIES

	December 31
	2010	2009
	In thousands of US dollars

Raw materials	3,985	1,898
Finished goods	7,128	2,835

	11,113	4,733

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 5 - PROPERTY AND EQUIPMENT, NET

	December 31
	2010	2009
	In thousands of US dollars

Computers, machinery and peripheral equipment	3,074	2,993
Office furniture and equipment	379	367
Leasehold improvements	294	294

	3,747	3,654

Less – accumulated depreciation	(2,988)	(2,700)

	759	954

Depreciation expenses were US$288,000, US$401,000 and US$515,000 for the years ended December 31, 2010, 2009 and 2008, respectively, and additional equipment was purchased in an amount of US$93,000, US$112,000 and US$210,000, respectively.

NOTE 6 - INTANGIBLE ASSETS, NET

	December 31, 2010		December 31, 2009
	Original amount	Accumulated amortization	Unamortized balance	Unamortized balance
	In thousands of US dollars

Technology usage rights	1,535	(505)	1,030	1,050

Amortization of patents amounted to US$100,000, US$92,000 and US$77,000 for the years ended December 31, 2010, 2009 and 2008, respectively and US$80,000, US$136,000 and US$184,000 was capitalized to patents for the years ended December 31, 2010, 2009 and 2008, respectively.

Annual future amortization expense for the next five years are as follows:

In thousands of US dollars

2011	105
2012	105
2013	105
2014	102
2015	98

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 7 - OTHER CURRENT LIABILITIES

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)

Governmental institutions(*)	4,955	2,700
Payroll and related expenses	353	242
Accrued expenses	919	327
Accrued commissions	917	464
Provision for product warranty	260	130
Allowance for sales returns (**)	3,405	402
Other	446	135

	11,255	4,400

(*)	Including a balance for unrecognized tax benefit, see Note 10L
(**)	Changes in the allowance for sales returns are as follows:

	December 31
	2010	2009
	In thousands of US dollars

Balance at beginning of the year	402	741
Actual returns	(720)	(585)
Increase in the allowance during the year	3,723	246

Balance at end of year	3,405	402

NOTE 8 - COMMITMENTS AND CONTINGENT LIABILITIES

A.	Commitments

The Company and its subsidiary rent their facilities under various operating lease agreements, which expire on various dates, the latest of which is in 2012.

The minimum rental payment under non-cancelable operating leases with respect to facilities as of December 31, 2010 is as follows:

Operating
In thousands of US dollars

2011	440
2012	106

Facilities rent expenses for the years ended December 31, 2010, 2009 and 2008 were US$ 438,000, US$ 363,000 and US$ 297,000, respectively.

B.	Contingent liabilities

1.	On November 5, 2010, TRIA Beauty, Inc. (“TRIA”) filed a complaint against the Company in the United States District Court for the Northern District of California. In its complaint, TRIA alleges that the Company is liable for false advertising and trademark infringement under the Lanham Act and related California state law causes of action with respect to certain of the Company’s advertising claims for its at-home hair removal product and its alleged use of TRIA’s registered trademarks in paid internet searches. TRIA’s complaint seeks damages in an unspecified amount, costs, attorney’s fees, corrective advertising, as well as preliminary a permanent injunctive relief. The Company intends to contest the case vigorously. A trial date has been scheduled for June 2012.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 8 - COMMITMENTS AND CONTINGENT LIABILITIES (cont.)

B.	Contingent liabilities (cont.)

1.	(cont.)

The Company, considering advice of its legal counsel, is of the opinion that they have defense arguments in respect of the claims made against them by TRIA. Notwithstanding the aforesaid, at this preliminary stage, the Company is unable to assess the complaint chances of success nor can it make any estimate of the amount of potential loss, if any. Accordingly, no provision has been made for this claim. While the Company cannot predict the outcome of this case, if TRIA prevails, the impact could result in costs which affect the Company’s financial statements.

On January 6, 2011, the Company filed a complaint against TRIA in Supreme Court of the State of New York. The Company sued TRIA for unfair competition; tortuous interference with contractual relations; misappropriation and exploitation of the Company’s confidential and proprietary information.

2.	According to a settlement agreement between the Radiancy and Mr. Shalev and Dr. Azar (“former employees”) from August 7, 2006, the former employees are entitled to a conditional one time payment of US$ 1 million to be paid by the Company, in an Exit event. Any event and/or series of events within the scope of which a majority of the Controlling Stockholders sells most of its shares in the Company to another for money or negotiable money’s worth. For example, sale of shares on a merger in consideration for shares in the merged company will not constitute Exit as long as the shares received in the merged company are nonnegotiable. Furthermore, Exit also means any event in which the Company or the Subsidiary sells its main activity or assets or its rights in intellectual property (including patents, designs, trademarks or any other intellectual property right, either registered or unregistered).

As of December 31, 2010, such amount has not been presented as a liability. However, subject to the consummation of the aforementioned merger (see Note 14B), such amount was recorded as a liability in the third quarter of 2011.

NOTE 9 - STOCKHOLDERS’ EQUITY

A.	Common shares

Each share of common stock is entitled to one vote. Such shares confer upon their holders the right to receive notice to participate and vote in general meetings of the company. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when such dividends are declared by the Board of Directors, subject to the prior rights of the holders of the preferred shares, detailed in B. below.

B.	Convertible preferred stock

Under the Company’s amended and restated Certificate of Incorporation, the Company can issue preferred shares. As of December 31, 2010, the Company has authorized and issued Series A convertible preferred stock (“Series A”) US$ 0.005 par value, as follows: authorized 2,011,249 shares, issued and outstanding 1,748,920 shares. Series A shares have the following characteristics:

Voting

Each holder of Series A preferred shares is entitled to vote on all matters together with the holders of common stock. Each Series A stockholder is entitled to the number of votes equal to the number of ordinary shares into which each Series A share is convertible at the time of such vote (“as-if converted basis”).

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 9 - STOCKHOLDERS’ EQUITY (cont.)

B.	Convertible preferred stock (cont.)

Dividend

1.	The Company shall pay a dividend of US$ 2.49 per share (as adjusted – see Note 1B) to the outstanding Series A preferred stockholder upon declaration and payment of a dividend or any other kind of distribution (“Series A Dividend Preference Amount”).

2.	Upon payment of the abovementioned dividend, the Company may declare and pay a per share dividend to the common stockholders of the Company equal to the quotient obtained by dividing the Series A Dividend Preference Amount by the number of common stock then outstanding (“Common Stock Dividend $ Preference Amount”).

3.	Upon the payment of the abovementioned dividend amounts, the Company may pay dividends on each outstanding share (Series A and Common shares) on an as-if converted basis.

The Company has not declared a dividend since inception.

Conversion

The holder of any shares of Series A preferred shall have the right, at such holder’s option, at any time, to convert any of such shares into that number of fully paid and non-assessable shares of common stock equal to the then applicable conversion rate multiplied by the number of shares to be converted. Upon the consummation of a Qualified Public Offering (the closing of a firm commitment under written public offering of common stock registered under the US Securities Act of 1933 or the London Stock Exchange, as amended, resulting in gross proceeds to the Company of at least US$ 15 million), all the Series A shares shall be deemed automatically converted into a number of fully paid and non-assessable shares of common stock based on the then applicable conversion ratio (the conversion rate is one share of Common shares for each Series A preferred share, subject to an anti-dilution mechanism).

Liquidation preferences

In the event of liquidation, dissolution, winding up or deemed liquidation (all as defined in the Company’s by laws, but whose deemed liquidation events are not considered outside the control of the Company), the holders of Series A preferred shares shall be entitled to receive a per share amount of US$ 2.49 (as adjusted – see Note 1B) out of the assets of the Company available for distribution to the Company’s stockholders.

Following the full payment of the abovementioned amount, the holders of the Series A shares shall be entitled to participate in distributions of remaining assets to the extent that the amount of distribution to such holders in payment of Series A liquidation amount mentioned above for such shares is less than the amount that such holders would have been paid on an as-if converted basis immediately prior to the record date of such distributions. Any remaining proceeds shall be distributed ratably to the holders of common stock (see also Note 2T).

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 9 - STOCKHOLDERS’ EQUITY (cont.)

C.	Stock option plans

1.	In 1999, the Company established a stock option plan (the “Plan”) whereby 6,033,748 shares of the Company’s common stock were reserved for issuance to eligible employees, directors and consultants. Options granted under the Plan generally vest ratably over a three-year period and expire 10 years from the date of the grant.

The following tables summarize activity regarding stock options:

	Year ended December 31, 2010		Year ended December 31, 2009		Year ended December 31, 2008
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
		US$		US$		US$

Outstanding – beginning of year	1,966,964	0.73	3,013,866	0.87	2,533,460	1.34

Forfeited	16,028	5.23	1,097,182	0.74	249,986	4.64
Granted	—	—	50,281	0.12	795,757	0.005
Exercised	—	—	—	—	65,365	0.005

Outstanding – end of year	1,950,936	0.69	1,966,964	0.73	3,013,866	0.87

Exercisable – end of year	1,684,013	0.80	1,441,491	0.99	2,045,780	0.44

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010 and 2009:

Number outstanding at December 31,	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31,	Weighted average exercise price
2010	(years)	US$	2010	US$

25,000	8.4	0.25	12,498	0.25
395,653	7.91	0.01	275,440	0.01
20,000	0.5	0.01	20,000	0.01
25,000	5.0	0.01	25,000	0.01
360,652	5.27	0.5	360,652	0.5
45,000	0.52	2.5	45,000	2.5
15,000	0.75	5.0	15,000	5.0
9,000	2.85	6.0	9,000	6.0
65,707	6.0	10.52	65,707	10.52
9,000	3.5	25.0	9,000	25.0

970,012	6.04	1.25	837,297	1.61

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 9 - STOCKHOLDERS’ EQUITY (cont.)

C.	Stock option plans (cont.)

1.	(cont.)

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010 and 2009 (cont.):

Number outstanding at December 31,	Weighted average remaining contractual life	Weighted average exercise price	Number exercisable at December 31,	Weighted average exercise price
2009	(years)	US$	2009	US$

25,000	9.4	0.25	4,166	0.25
395,653	8.91	0.01	155,220	0.01
20,000	0.5	0.01	20,000	0.01
25,000	6	0.01	25,000	0.01
360,652	6.27	0.5	360,652	0.5
45,000	1.28	2.5	45,000	2.5
15,000	1.62	5	15,000	5
9,000	3.5	6	9,000	6
73,676	7	10.52	73,676	10.52
9,000	4.9	25	9,000	25

977,981	7.01	1.46	716,714	1.99

Compensation costs relating to non-employees (consultants) represent the fair value of the options granted on the date of grant, since such measurement is more reliably measured than the value of the services received.

The total intrinsic value of options exercised during the years ended December 31, 2010, 2009 and 2008 was zero, zero and US$ 130,000, respectively, based on the Company’s stock price valuation on the date of exercise.

The weighted average fair value (per option) of options granted during the year ended December 31, 2009 and 2008 was US$ 4.02 (there were no grants during 2010). The fair value of the target stock was based on external valuation made by an independent appraiser during December 2008. According to the Company’s management, there has been no change in the valuation of the target stock during 2009. The fair value of options granted to non-employees and to employees during the three years ended December 31, 2010 was determined on the date of the respective grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

	Year ended December 31,
	2010	2009	2008

Dividend yield (%)	—	0.00%	0.00%
Expected volatility (%) (*)	—	60.27%	58.4%
Risk free interest rate (%) (**)	—	2.43%	1.47%
Expected term of options (years) (***)	—	5.00	5.00
Fair value (US dollars) (****)	—	4.02	4.02

(*)	Due to the fact that the Company is a nonpublic entity, the expected volatility was based on the historic volatility of public companies which operate in the same industry sector.
(**)	The risk free interest rate represents the risk free rate of US$ zero – coupon US Government Bonds.
(***)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the “simplified method”.
(****)	The fair value of the share was based on the most recent share prices, as applicable to each date.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 9 - STOCKHOLDERS’ EQUITY (cont.)

C.	Stock option plans (cont.)

2.	In January, February, July and December of 2006, the Board of Directors approved grant to certain employees and executives of the Company 25,000, 240,435, 220,217 and 278,843 options, respectively, to purchase ordinary shares of the Company (each option is exercisable to 2.011 shares of the Company). The exercise price of the options was US$ 0.01 for the entire January 2006 grant, US$ 0.05 for February and July 2006 grants, and US$ 7.89 in respect of 34,348 options and US$ 10.52 in respect of the remaining 244,495 options for the December 2006 grant. The vesting period of the options was 0-3 years (January and July 2006 grants were fully vested at the date of grant). During 2006 the Company recorded a stock compensation expense of US$ 71,799 in respect of the January 2006 grant, a total stock compensation expense of US$ 487,275 in respect of the February and July 2006 grants (together) and a stock compensation expense of US$ 543,100 in respect of the December 2006 grant.

3.	During 2007, the Company recorded a stock compensation expense of US$ 246,074 in respect of the February and July 2006 grants (together) and a stock compensation expense of US$ 848,392 in respect of the December 2006 grant. During 2008, the Company recorded a stock compensation expense of US$ 96,480 in respect of the December 2006 grant. During 2009, the Company recorded a stock compensation expense of US$ 18,766 in respect of the December 2006 grant.

4.	During 2007, 414,392 shares of Radiancy Inc. were issued to ACG free of charge as part of the termination of executive consulting services which were granted to Radiancy by ACG. This is based on the board of director’s resolution dated March 10, 2005.

5.	In December 2008, the Board of Directors approved a grant to certain employees and executives of the Company of 395,653 options, respectively, to purchase ordinary shares of the Company (each option is exercisable to 2.011 shares of the Company). The exercise price of the options was US$ 0.01 for the grant. The fair value estimation of the grant on the Note of grant was US$ 4.02. The vesting period of the options is 0-3 years. During 2008, the Company recorded a stock compensation expense of US$ 144,143 in respect of the 2008 grant. During 2009, the Company recorded a stock compensation expense of US$ 971,591 in respect of the 2008 grant. During 2010, the Company recorded a stock compensation expense of US$ 360,928 in respect of the 2008 grant.

6.	In May of 2009, the Board of Directors approved a grant to certain employees and executives of the Company of 25,000 options, respectively, to purchase ordinary shares of the Company (each option is exercisable to 2.011 shares of the Company). The exercise price of the options was US$ 0.25. The fair value estimation of the grant on the Note of grant was US$ 4.02. The vesting period of the options is 0-3 years. During 2009, the Company recorded a stock compensation expense of US$ 48,790 in respect of the 2009 grant. During 2010, the Company recorded a stock compensation expense of US$ 31,200 in respect of the 2009 grant.

7.	Regarding grants of awards subsequent to the balance sheet date, see Note 14A.

8.	See Note 1B regarding the effect of the exchange ratio that was established in the Merger on the exercise of all stock options.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 10 - INCOME TAXES

A.	Deferred taxes are comprised as follows:

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)

Net operating loss carryforward	—	3,507
Allowance for bad debts	630	75
Allowance for sales returns	1,209	36
Others	118	357

Net deferred tax assets	1,957	3,975

Less – valuation allowance	—	—

	1,957	3,975

B.	Deferred taxes are presented in the balance sheets as follows:

	December 31
	2010	2009
	In thousands of US dollars
	(Restated)	(Restated)

Among current assets	1,957	2,014
Among other non-current assets	—	1,961

	1,957	3,975

C.	Composition of income taxes expense (benefit) is as follows:

	Year ended December 31
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)

United States - Federal tax:
Current	3,232	122	28
Deferred	1,394	(3,054)	2
Prior years	—	101	—

United States - State tax:
Current	457	—	—
Deferred	61	(280)	—

Current tax in Israel	580	—	14
Deferred tax in Israel	563	(563)	—
Prior years in Israel	—	31	506

	6,287	(3,643)	550

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 10 - INCOME TAXES (cont.)

D.	Income taxes expense (benefit) included in the consolidated statements of income are as follows:

	Year ended December 31
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)
Income (loss) before income taxes:

United States	12,386	(690)	3,790
Israel	5,502	2,332	(1,100)

	17,888	1,642	2,690

Income taxes expense (benefit):

United States	5,144	(3,111)	30
Israel	1,143	(532)	520

	6,287	(3,643)	550

E.	Carryforward tax losses

As of December 31, 2009, the Company had US$ 7.9 million in federal and US$ 3.4 million in state carryforward net operating losses in the United States and Radiancy (Israel) Ltd. had US$ 2.2 million of corporate carryforward net operating losses. In 2010, the Company and Radiancy (Israel) Ltd. utilized in full their carryforward net operating losses.

F.	Tax-exempt undistributed earnings

Retained earnings as of December 31, 2010 includes tax-exempt income of US$ 9.6 million, which the Israeli subsidiary intends on permanently reinvesting and does not intend on dividend distribution.

G.	The following is a reconciliation between the theoretical tax on pretax income, at the applicable Israeli tax rate, and the tax expense reported in the financial statements:

	Year ended December 31
	2010	2009	2008
	In thousands of US dollars
	(Restated)	(Restated)

Income before income taxes	17,888	1,642	2,690
Tax rate	40.5%	40.5%	40.5%

Theoretical tax expenses on the above amount	7,244	665	1,089
Deferred taxes in respect of carry forward tax losses from previous years	—	(3,920)	—
Decrease in taxes from utilization of carry forward tax losses for which deferred tax assets were not created	—	(441)	(1,692)
Increase (decrease) in taxes resulting from differences in tax rates, net	(869)	(246)	148
Increase (decrease) in taxes resulting from permanent differences included in stock-based compensation	158	(200)	100
Losses in respect of which no deferred taxes were generated	—	279	297
Increase in taxes resulting from prior years	—	132	506
Other(*)	(246)	88	102

Income taxes expense (benefit) in the consolidated statements of operations	6,287	(3,643)	550

(*)	Resulting mainly from the changes in the exchange rate of Israeli currency relative to the US dollar.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 10 - INCOME TAXES (cont.)

H.	Non-US subsidiary

The non-US subsidiary is taxed under the laws of its country of residence.

I.	Tax assessments

The Company has not received final tax assessments since inception. Together with this, the Company has tax assessments considered final until the end of December 2006. The Israeli subsidiary has received final tax assessments for the year ended December 31, 2006. In respect of this agreement, in 2008 the Israeli subsidiary recorded an accumulated tax provision in an amount of US$ 0.5M and made a payment to the Israeli tax authority during 2009.

J.	Tax benefits under the Law for Encouragement of Capital Investments, 1959 (the “law”)

Under the Israeli law, the Israeli subsidiary is entitled to various tax benefits by virtue of the “approved enterprise” status that was granted to a number of its production facilities.

The principal benefits to which the Israeli subsidiary is entitled, are as follows:

1.	Reduced tax rates

The Israeli subsidiary is entitled to reduced tax rates during a benefits period of from seven to ten years (depending on the classification of the Company as a foreign-invested company) from the year in which the approved enterprise first earns taxable income. Since the Israeli subsidiary had taxable income in 2001, the benefits period attributable to the approved enterprise commenced in that year.

Income deriving from the approved enterprise will be tax-exempt for the first two years. In the succeeding five to eight years (depending on the classification of the Company as a foreign-invested company) the income will be taxed at a reduced rate.

In the event of distribution of cash dividends from income which was tax-exempt as above, the Israeli subsidiary would have to pay 25% tax in respect of the amount distributed. The Israeli subsidiary decided to reinvest the amount of such tax-exempt income, and not to distribute it as dividends.

On January 2, 2003, the Israeli subsidiary received its second letter of approval from the Investment Center to expand its facilities.

The benefits regarding the second letter were granted in respect of the Israeli subsidiary’s income that derives from revenues included in the letter of approval, subject to the fulfillment of the terms contained in the letter of approval. The benefits period attributed to this letter of approval commenced in 2003.

On January 25, 2005, the Israeli subsidiary received its third letter of approval from the Investment Center to expand its facilities.

The benefits regarding the third letter were granted in respect of the Israeli subsidiary’s income that derives from revenues included in the letter of approval, subject to the fulfillment of the terms contained in the letter of approval. The benefits period attributed to this letter of approval commenced in 2005.

2.	Conditions for entitlement to the benefits

The entitlement to the above benefits is contingent upon fulfillment of the conditions stipulated by the law, the regulations published thereunder and the letters of approval for the specific investments in the approved enterprise.

Failure to comply with these conditions may result in the cancellation of the benefits, in whole or in part, and the Company may have to refund the amounts received, plus linkage differentials and interest.

Management of the Israeli subsidiary believes that as of December 31, 2010, the subsidiary is in compliance with the abovementioned conditions.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 10 - INCOME TAXES (cont.)

K.	Tax rates applicable to the income of the Israeli subsidiary

On July 25, 2005, the Israeli Parliament passed Amendment to the Income Tax Ordinance (No. 147) – 2005 (hereinafter – the “Amendment”) whereby, among other things, the corporate tax rate would be gradually reduced to the following rates: 2008 – 27%, 2009 – 26%, and 2010 and thereafter – 25%.

On July 23, 2009, as part of the Economic Efficiency Law (Legislative Amendments for the Implementation of the Economic Plan for the years 2009 and 2010) – 2009 (the “Arrangements Law”), article 126 of the Income Tax Ordinance (New Version) – 1961 was amended, whereby the corporate tax rate would be gradually reduced commencing in the 2011 tax year and thereafter, as follows: 2011 – 24%, 2012 – 23%, 2013 – 22%, 2014 – 21%, 2015 – 20% and 2016 and thereafter – 18%.

On December 6 2011, the Israeli Parliament passed an Amendment to the Income Tax Ordinance and to the “Arrangements Law” whereby commencing in fiscal year 2012 and thereafter, the corporate tax rate would be increased to 25% and the planned reduction would be cancelled.

L.	Uncertainty in tax positions

As stated in Note 2R, effective January 1, 2009, the Company changed its accounting with respect to uncertainty in income taxes. As of the date of adoption, the Company recognized an amount of US$ 2,500,000 with respect to unrecognized tax benefit. This amount was recognized as an addition to the tax provisions outstanding as of January 1, 2009 that were included in the balances with respect to tax contingencies under the previous accounting policy. As required, this amount was reported as an adjustment to the opening balance of retained earnings. See also Note 13.

The Company and its subsidiaries files income tax returns in US and in Israel. The Company anticipates that it is reasonably possible that over the next twelve months the amount of unrecognized tax benefits could be reduced to zero, therefore as of December 31, 2010 and 2009, the liability with respect to uncertainty in tax positions is presented as short-term liability on the balance sheet.

Reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

In thousands of US dollars

Balance at January 1, 2009 (restated)	2,700
Additions/settlements during the year	—

Balance at December 31, 2009	2,700
Additions/settlements during the year	—

Balance at December 31, 2010	2,700

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 11 - EARNINGS PER COMMON SHARE

The net income and the weighted average number of shares used in computing basic and diluted earnings per common share for the years ended December 31, 2010, 2009 and 2008, are as follows:

	US dollars
	Year ended December 31,
(in thousands)	2010	2009	2008

Net income attributable to stockholder’s used for the computation of basic and diluted earnings per common share	11,601	5,285	2,140

Less: net income attributable to Convertible Preferred Stock (see Note 2AB)	1,976	892	350

Net income available to common stockholders	9,625	4,393	1,790

	Number of shares
	Year ended December 31,
(in thousands)	2010	2009	2008

Weighted average number of shares used in the computation of basic earnings per common share	8,507,444	8,582,976	8,717,734

Add:

Weighted average number of additional shares issued upon the assumed conversion of stock options(*)	1,468,205	1,390,012	1,699,340

Weighted average number of shares used in the computation of diluted earnings per common share	9,975,649	9,972,988	10,417,074

(*)	The potential shares from the conversion of stock options that their effect was determined to be anti dilutive have been excluded from the calculation of earning per common stock for the years ended December 31, 2010, 2009 and 2008.

NOTE 12 - SEGMENT INFORMATION

A.	For management purposes, the Company has two reportable segments categorized by product type, as follows:

1.	Professional products – the activities of this segment are focused on design, development manufacturing and selling of medical and esthetic light and heat based products for skin care.

2.	Consumer products – the activities of this segment are focused on design, development, manufacturing and selling of long-term hair reduction and acne consumer products.

The Company has no inter-segment transactions.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 12 - SEGMENT INFORMATION (cont.)

A.	(cont.):

The Group analyzes segment performance based on revenue and gross profit, but does not allocate operating expenses or assets to segments. Accordingly, the Company has presented only the revenues and the gross profits derived by the segments.

	Professional products	Consumer products	Total
	In thousands of US dollars
			(Restated)
Year ended December 31, 2010:

Segment revenue from external customers	3,416	66,655	70,071

Segment gross profit	1,990	51,616	53,606

Operating expenses			35,435

Income from operation			18,171
Financial expense, net			(283)

Income before taxes on income			17,888

Year ended December 31, 2009:

Segment revenue from external customers	4,058	11,979	16,037

Segment gross profit	2,256	7,600	9,856

Operating expenses			8,279

Income from operation			1,577
Financial income, net			65

Income before taxes on income			1,642

Year ended December 31, 2008:

Segment revenue from external customers	5,640	15,897	21,537

Segment gross profit	2,799	10,507	13,306

Operating expenses			10,090

Income from operation			3,216
Financial expense, net			(526)

Income before taxes on income			2,690

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 12 - SEGMENT INFORMATION (cont.)

B.	Geographic information:

	Sales		Long-lived assets
	In thousands of US dollars
	(Restated)
Year ended December 31, 2010

Europe (including Israel)	3,604		755
North America(*)	34,971	(*)	4
South America	1,297		—
Asia Pacific(**)	30,199	(**)	—

Total	70,071		759

(*)	USA – US$ 33,138,000.
(**)	Japan – US$ 29,530,000.

	Sales		Long-lived assets
	In thousands of US dollars
Year ended December 31, 2009

Europe (including Israel)	4,160		939
North America	3,844	(*)	15
South America	264		—
Asia Pacific	7,769	(**)	—

Total	16,037		954

(*)	USA – US$ 3,480,000.
(**)	Japan – US$ 6,824,000.

	Sales		Long-lived assets
	In thousands of US dollars
Year ended December 31, 2008

Europe (including Israel)	5,193		1,153
North America	13,214	(*)	90
South America	484		—
Asia Pacific	2,646	(**)	—

Total	21,537		1,243

(*)	USA – US$ 11,676,000.
(**)	Australia – US$ 1,456,000.

Geographic information for sales is determined based on customer location.

Long-lived assets were classified based on major geographic areas in which the group operates.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 12 - SEGMENT INFORMATION (cont.)

C.	Major customer’s data as a percentage of total revenue:

	Year ended December 31,
	2010	2009	2008
	In thousands of US dollars
Customer A	3%	7%	22%

Customer B	0%	0%	16%

Customer C	42%	42%	0%

NOTE 13 - RESTATEMENTS

A.	Background of the restatements

The previously reported consolidated financial statements as of December 31, 2010 and 2009 and for the years then ended, have been restated due to the correction of errors related to the accounting treatment of the following:

1.	Uncertainty in income tax positions

In connection with the adoption of an amendment to ASC Topic 740-10, “Income Taxes”, the Company corrected the unrecognized tax benefit balance as of January 1, 2009, in an amount of US$ 2,500,000 for certain tax positions of previous years which was not recognized due to an error. The correction of the error was reported as an adjustment to the opening balance of retained earnings as of January 1, 2009. In addition, the Company canceled a provision recognized during the year ended December 31, 2010 relating to some of those uncertainties in tax positions in an amount of US$ 460,000 due to the recognition as of January 1, 2009 as described above.

2.	Deferred income taxes

Based upon the weight of available evidence as of December 31, 2010 and 2009, in respect to the amount of deferred income tax assets expected to be realized in future periods, the Company decreased to nil the valuation allowance originally recorded in both years ended on those dates in the amount of US$ 941,000 and US$ 3,920,000, respectively. The Company determined the available evidence, forecasts and futures budgets, which were not adjusted together with historical performance including revenues and profits growth trends, should have led to a conclusion that the balance of deferred income tax assets would be utilized in future periods. Deferred tax (benefit) expenses were corrected accordingly in both years.

3.	Accounts receivable

The allowance for doubtful debts balance as of December 31, 2010 was overstated in the amount of US$ 1,183,000, as the company had recorded an unspecified general reserve in that amount based on the historical information for those receivables and not with respect to specific amounts determined to be doubtful of collection in accordance with its policy. The unspecified reserve is not allowed according to GAAP. In addition, due to an error, this amount was recorded as a reduction of revenues in lieu of expenses under the caption General and Administrative, so the financial statements have been restated to remove such general reserve and correct the revenues account. In addition, the accounts receivable balance as of December 31, 2010 was overstated in the amount of US$ 382,000 due to improper presentation of certain transactions which overstated both the accounts receivable and deferred revenues balances in that amount. Based on the aforementioned, the accounts receivable balance as of December 31, 2010 was adjusted in the net amount of US$ 801,000.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 13 - RESTATEMENTS (cont.)

A.	Background of the restatements (cont.)

4.	Inventories

As of December 31, 2010 inventory in transit from the subsidiary to the Company was omitted from the consolidated inventory balance at that date and therefore the inventory balance and related cost of revenues previously recognized by the subsidiary was corrected.

5.	In addition, the Company corrected other immaterial errors related to classification of certain balance sheet items.

B.	Impact of restatements

1.	The effects of the restatements on the consolidated balance sheets are summarized in the following tables:

	December 31, 2010
	As previously reported	Adjustment		As restated
	In thousands of US dollars

Accounts receivable (see Note 13A(3))	6,179	801		6,980
Other current assets (see Note 13A(2))	3,046	941		3,987
Inventories (see Note 13A(4))	10,556	557		11,113
Other current liabilities	8,535	2,720	(1)	11,255
Deferred revenues	1,209	(612	)(2)	597
Retained earnings	13,317	190	(3)	13,507
Total stockholders’ equity	28,710	190	(3)	28,900

(1)	Increase of unrecognized tax benefit of US$ 2,040,000 (see Note 13A(1)), increase of income tax—current provision of US$ 433,000 and reclassification of US$ 230,000 from deferred revenue (see Note 13A(5)).
(2)	The balance includes long-term deferred revenues. The amount of US$ 612,000 comprised of cancellation of US$ 382,000 (see Note 13A(3)) and reclassification of US$ 230,000 to other current liabilities (see Note 13A(5)).
(3)	Represents the net effect of the restatements.

	December 31, 2009
	As previously reported	Adjustment		As restated
	In thousands of US dollars

Other current assets	937	2,160	(1)	3,097
Deferred income taxes - long-term	1	1,960	(1)	1,961
Other current liabilities	1,398	3,002	(2)	4,400
Deferred revenues	302	(302	)(2)	—
Retained earnings	486	1,420	(3)	1,906
Total stockholders’ equity	15,487	1,420	(3)	16,907

(1)	Cancelation of valuation allowance of US$ 3,920,000 (see Note 13A(2)) plus reclassification of US$ 200,000 from other current liabilities (see Note 13A(5)).
(2)	Increase of unrecognized tax benefit in the amount of US$ 2,500,000 (see Note 13A(1)) plus reclassification of US$ 200,000 to other current assets and US$ 302,000 from deferred revenues (see Note 13A(5)).
(3)	Represents the net effect of the restatements.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 13 - RESTATEMENTS (cont.)

B.	Impact of restatements (cont.)

2.	The effect of the restatement on the consolidated statements of income are summarized in the following tables:

	Year ended December 31, 2010
	As previously reported	Adjustment		As restated
	In thousands of US dollars

Revenues (see Note 13A(3))	68,888	1,183		70,071
Cost of revenues (see Note 13A(4))	17,022	(557)		16,465
General and administrative expenses (see Note 13A(5))	5,628	18		5,646
Income tax expense	(3,335)	(2,952	)(1)	(6,287)
Net income	12,831	(1,230)		11,601

(1)	Net effect on deferred tax expenses due to utilization of deferred tax assets in the amount of US$ 3,920,000 plus cancellation of valuation allowance in the amount of US$ 941,000 (see Note 13A(2)) and net tax effect of US$ 27,000.

	Year ended December 31, 2009
	As previously reported	Adjustment	As restated
	In thousands of US dollars

Income tax expense (benefit) (see Note 13A(2))	277	(3,920)	(3,643)
Net income	1,365	3,920	5,285

3.	The effect of the restatement on the consolidated statements of cash flows are summarized in the following tables:

	Year ended December 31, 2010
	As previously reported	Adjustment	As restated
	In thousands of US dollars

Net income for the year	12,831	(1,230)	11,601
Change in accounts receivable	(3,985)	(801)	(4,786)
Change in inventories	(5,823)	(557)	(6,380)
Change in other current assets	(2,109)	1,162	(947)
Change in deferred tax	—	2,018	2,018
Change in other current liabilities	7,137	(282)	6,855
Change in deferred revenue	1,209	(612)	597

	Year ended December 31, 2009
	As previously reported	Adjustment	As restated
	In thousands of US dollars

Net income for the year	1,365	3,920	5,285
Change in other current assets	(373)	(215)	(588)
Change in deferred tax	—	(3,897)	(3,897)
Change in other current liabilities	(1,278)	(131)	(1,409)

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 14 - SUBSEQUENT EVENTS AFTER BALANCE SHEET DATE

A.	On June 30, 2011, the Board of Directors of the Company authorized its Chairman of the Board to award its Chief Executive Officer (i) a stock award of up to 2,045,566 shares of the Company’s common stock and (ii) a cash bonus as a “gross-ups” for compensation of tax payments (tax obligations, withholdings and other tax-related liabilities in connection with the stock award and cash award). On June 30, 2011, the full 2,045,566 shares and the cash award as a “gross-ups” for reimbursement of tax payments were authorized by the Chairman of the Board.

In addition, on June 30, 2011, the Board of Directors of the Company approved a grant to certain directors, executives and employees of the Company of 732,292 stock options at an exercise price of US$ 0.01, to purchase shares of the Company’s common stock (each option is exercisable to 2.011 common stock). The contractual term of each option is 10 years from the date of grant.

The vesting terms of the options are as follows:

1.	616,155 options were granted with vesting terms of: (i) 33% of the options on June 30, 2012; and (ii) as to the remaining options, 8 1/3% of the options on each of the end of the following 8 quarters: September 30, 2012; December 31, 2012; March 31, 2013; June 30, 2013; September 30, 2013; December 31, 2013, March 31, 2014, and June 30, 2014.

2.	49,470 options will be fully vested on June 30, 2012.

3.	66,667 options were fully vested on the Effective Date of Grant.

Upon consummation of the merger as described in Note 3B, the Board of Directors may accelerate the vesting periods so all outstanding options will become fully vested and call for conversion of the options into shares of common stock. Options that would not be exercised on the date of such acceleration would be forfeited. If such acceleration will not be determined by the Board of Directors, options that would not be exercised within the contractual term would be forfeited.

Out of the total options exercised into shares of common stock, the Company shall have the right to repurchase 532,253 shares of common stock at a price equal to the par value of such shares (US$ 0.005 par share) in the event of either the resignation or the termination for cause of the employment agreement of the employees with the Company or its subsidiary. The repurchase right will be subject to the vesting periods mentioned in section 1 above.

The fair value of options granted during the nine month period ended September 30, 2011 was determined on the date of the respective grant date using the Black-Scholes option-pricing model based on the following weighted average assumptions:

Dividend yield (%)	0.00%
Expected volatility (%) (*)	61.52%
Risk free interest rate (%) (**)	1.76%
Expected term of options (years) (***)	5

(*)	Due to the fact that the Company is a nonpublic entity, the expected volatility was based on the historic volatility of public companies which operate in the same industry sector.
(**)	The risk free interest rate represents the risk free rate of US$ zero – coupon US Government Bonds.
(***)	Due to the fact that the Company does not have historical exercise data, the expected term was determined based on the “simplified method”.
(****)	The fair value of the share was based on the most recent share prices, as applicable to each date.

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 14 - SUBSEQUENT EVENTS AFTER BALANCE SHEET DATE (cont.)

A.	(cont.)

The fair value estimation of the award was US$ 13.62 per option. The Company recorded a stock based compensation expense in the interim financial statements for the six and three month periods ended June 30, 2011, in an amount of US$ 27.1 million (including the cash bonus liability in an amount of US$ 12.3 million) in respect of the 2011 grants, regarding the entire grant to the Chief Executive Officer and regarding a grant of 66,667 options to a director since such grants were fully vested on the date of grant (June 30, 2011).

During the three month period ended September 30, 2011, the Company recorded stock based compensation in the amount of US$ 1.6 million in respect of 665,625 options to other directors, executives and employees.

The remaining grant to the other directors, executives and employees in an aggregate total amount of approximately US$ 7.4 million, will be recorded as a stock based compensation expense in future periods.

During the fourth quarter of 2011 due to the completion of the merger (see Note 14B) 1,362,543 options were exercised into 2,740,074 common shares.

B.	On July 4, 2011, Radiancy, Inc., PhotoMedex, Inc. (“PhotoMedex”), a company whose stock is listed on the NASDAQ, and PhotoMedex Merger Sub, Inc. (“Merger Sub”), wholly-owned subsidiary of the PhotoMedex, entered into an Agreement and Plan of Merger, pursuant to which, subject to certain conditions, PhotoMedex Merger Sub will merge with and into Radiancy (the “Merger”).Upon the consummation of the Merger, the separate existence of Merger Sub shall thereupon cease and Radiancy, as the surviving company in the Merger (hereafter sometimes referred to as the “Surviving Company” (“Surviving Company”), shall continue its corporate existence under the laws of the State of Delaware as a majority-owned subsidiary of PhotoMedex.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, PhotoMedex shall (i) cause to be paid or issued to stockholders of record of Radiancy newly issued common stock, par value US$0.01 per share, of PhotoMedex, in an amount equal to the sum of (A) three times the number of shares of PhotoMedex common stock that are issued and outstanding immediately prior to the consummation of the Merger (including, for these purposes, any shares of PhotoMedex common stock that are issuable upon conversion or exercise of any outstanding convertible securities at a conversion or exercise price that is less than US$25.00 per share, but excluding those certain options to purchase 95,200 shares of PhotoMedex common stock which are provided for in certain PhooMedex employees employment agreements), plus (B) 3,040,000 shares of PhotoMedex common stock, and (ii) cause to be paid or issued to the stockholders of record of PhotoMedex, warrants to purchase an aggregate of 846,467 shares of PhotoMedex common stock, and options to purchase 95,200 shares of PhotoMedex common stock in connection with certain employment agreements with the PhotoMedex. In additional 800,000 shares of Photomedex shall be deposited as escrow securities for indemnification purposes.

On October 31, 2011, Radiancy and PhotoMedex have agreed to enter into an Amended and Restated Agreement and Plan of Merger. The amended terms of the Merger Agreement provide, among other terms, that the section regarding the “Escrow” of the executed merger agreement shall be omitted and as a result the parties will not enter into an escrow agreement and no PhotoMedex shares will be deposited as escrow securities for indemnification purposes. The amended terms also provide that on the date of the closing and in addition to the merger consideration previously agreed, Photomedex shall cause to be paid or issued the 800,000 shares originally planned to be deposited as escrow securities, in the following manner:

(i) 600,000 shares of PhotoMedex Common Stock to stockholder of record of Radiancy in addition to the 3,040,000 shares of PhotoMedex common stock .

and

RADIANCY INC.

NOTES TO THE FINANCIAL STATEMENTS (cont.)

NOTE 14 - SUBSEQUENT EVENTS AFTER BALANCE SHEET DATE (cont.)

B.	(cont.)

(ii) 179,800 warrants to purchase shares of PhotoMedex Common Stock to the stockholders of record of PhotoMedex, in addition to the 846,467 warrants and options to purchase 20,200 shares of PhotoMedex common stock in connection with certain employment agreements by and between PhotoMedex and certain employees of PhotoMedex in addition to the 95,200 options.

The Merger Agreement contains certain termination rights for both Radiancy and PhotoMedex and provides that, under certain circumstances, each of Radiancy and PhotoMedex, as the case may be, may be required to pay a termination fee. If either party terminates the Merger Agreement because of a change in board recommendation or if such party’s board of directors has approved an acquisition proposal or a superior offer, then such terminating party is required to pay a termination fee of US$3,000,000 to the other party. In addition, if there is a termination of the Merger Agreement due to a failure to satisfy certain of the conditions to closing of the Merger, the party so failing to satisfy such condition is required to pay to the other party a termination fee equal to US$1,500,000 plus reimbursement of the other party’s expenses. In addition, either party may terminate the Merger Agreement if the Merger is not consummated by January 31, 2012.

On December 13, 2011 Radiancy and PhotoMedex announced that their respective stockholders have voted to approve the adoption of the Amended and Restated Agreement and Plan of Merger, (the “Agreement”), dated as of October 31, 2011, among PhotoMedex, Radiancy, and PHMD Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of PhotoMedex. Pursuant to the Agreement, Merger Sub will merge with and into Radiancy, and Radiancy became a majority owned subsidiary of PhotoMedex. In connection with the Merger, PhotoMedex (i) caused to be paid or issued to stockholders of record of the Company, common and preferred (except with respect to treasury shares held by the Company subsidiary), an aggregate of 15,084,370 newly issued common stock, par value $0.01 per share, of Photomedex (the “Merger Consideration”), in exchange for their shares of the Company, reflecting an exchange ratio of 2.011 per share of the Company. In accordance with ASC Topic 805 - 40, Business Combinations - Reverse Acquisitions, the Company, which is the legal acquiree in the Merger, was identified for accounting purposes as the accounting acquirer and therefore the transaction is considered for accounting purposes as “Reverse Acquisition”. See also note 1B above.

C.	On December 12, 2011, Radiancy (Israel), Ltd. a wholly-owned subsidiary of the Radiancy purchased 100% of the stock of a wholly-owned subsidiary of PhotoMedex. Photo Therapeutics Limited, a company organized under the laws of England and Wales (“PTL”) for an amount of US$ 24.59 million. The Purchase Price was determined based on the fair market value of PTL’s equity as of December 1, 2011.

D.	See Note 8B2, above.